U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2013

ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado	80129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under that certain Stockholder Agreement dated as of July 7, 2003, by and among Arch Coal, Inc., a Delaware Corporation (“Arch Coal”), ADA-ES, Inc., a Colorado corporation, and Earth Sciences, Inc., a Colorado corporation (the “Stockholder Agreement”), Advanced Emissions Solutions, Inc. (the “Company”) is required to make available one seat on its Board of Directors (the “Board”) for an Arch Coal designee. Management and the Company are required to vote all shares and proxies that they are entitled to vote in favor of such designee for so long as Arch Coal continues to hold at least 100,000 shares of our common stock.

On August 21, 2013, Arch Coal notified us that Mr. Robert Shanklin had resigned from the Board, effective immediately, and pursuant to the Stockholder Agreement nominated Paul A. Lang as a director of the Company. The Board elected Mr. Lang to the Board effective August 27, 2013. Mr. Lang is the Executive Vice President and Chief Operating Officer of Arch Coal, a public company headquartered in St. Louis, Missouri (NYSE: ACI). Since joining Arch Coal Mr. Lang has held various engineering, operational and management positions, including president and general manager of Arch Coal’s Powder River Basin and southern Wyoming operations from 1998 to 2005.

No transactions between the Company and Mr. Lang have occurred or are contemplated that would require disclosure pursuant to Regulation S-K Item 404(a). Mr. Lang does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Any compensation due to Mr. Lang for his duties as director will be paid directly to Arch Coal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 27, 2013

Advanced Emissions Solutions, Inc. Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies
Senior Vice President and Chief Financial Officer